Exhibit 99

Titan International Inc. Stockholders Approve An Increase
in Authorized Shares of Common Stock

QUINCY, Ill. - March 4, 2010 - Titan International, Inc. (NYSE: TWI) at a special stockholders meeting held on March 4, 2010, in Quincy, Illinois, approved an amendment to the company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock from 60 million shares to 120 million shares.

There was a quorum of 29,778,407 common shares voted, with shares voted for the proposal of 25,477,670, which is approximately 86 percent of the total shares voted, approving the amendment.

“Titan would like to thank our stockholders for this vote of confidence as we move forward,” said Titan Chairman and CEO Maurice M. Taylor Jr. “This increase in authorized shares will allow the company additional flexibility for possible business opportunities.”

Titan International, Inc., a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications. For more information, visit www.titan-intl.com.

Contact: Courtney Leeser
Communications Coordinator
(217) 221-4489